EXHIBIT 10.1

PARKWAY PROPERTIES, INC.

Compensation Program for Non-Employee Directors

Revised as of August 9, 2007

The compensation program for the non-employee directors, approved by the Compensation Committee of the Company's Board of Directors, consists of the following:

Annual Stock Retainer.  Each non-employee director will receive an annual retainer of 600 shares of Common Stock on the date of the annual meeting of stockholders.  Such shares will be granted under the terms of the Company's 2001 Non-Employee Directors Equity Compensation Plan, as amended (the "2001 Directors Plan").

Audit Committee Chairperson Annual Cash Retainer.  The chairperson of the Audit Committee will receive an additional annual cash retainer in the amount of $15,000 payable on a quarterly basis.

Board and Committee Meeting Fees.  Each non-employee director will be paid $1,500 for each Board meeting attended.  Members of the Audit Committee will receive $1,500 for each meeting attended and the chairperson of the Audit Committee will receive $2,000 for each meeting attended.  Members of all other committees will receive $750 for each meeting of a committee established by the Board of Directors attended.  In each case, the non-employee director will be reimbursed for his or her expenses in connection with attendance at each meeting.

Stock Award upon Initial Election or Appointment.  A new director will receive, upon initial election or appointment as a non-employee director, a stock award of 600 shares of Common Stock and, if the election or appointment is on a date other than an annual meeting date, a pro-rata portion of the 600 share annual retainer award.  Such shares will be granted under the terms of the Company's 2001 Directors Plan.